As filed with the Securities and Exchange Commission on October 26, 2005
                                                          Registration No. _____
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                  SCHAWK, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                                            36-2545354
   (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                 1695 RIVER ROAD
                           DES PLAINES, ILLINOIS 60018
                                 (847) 827-9494
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 DAVID A. SCHAWK
                                 1695 RIVER ROAD
                           DES PLAINES, ILLINOIS 60018
                                 (847) 827-9494

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                              JOHN T. MCENROE, ESQ.
                            JOHN T. BLATCHFORD, ESQ.
                     Vedder, Price, Kaufman & Kammholz, P.C.
                      222 North LaSalle Street, Suite 2600
                             Chicago, Illinois 60601
                                 (312) 609-7500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                  AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTERED(1)           SHARE(2)               PRICE           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.008 par value.......        4,052,372              $19.49              $78,980,731            $9,297
====================================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($19.58 and $19.40, respectively) for a share of common stock as reported on the New York Stock Exchange on October 21, 2005.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

This preliminary prospectus is not complete and may be changed. These shares may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these shares in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 26, 2005

PRELIMINARY PROSPECTUS

                                     [LOGO]

                                  SCHAWK, INC.

                        4,052,372 SHARES OF COMMON STOCK

                               ------------------

         This prospectus relates to the offer and sale from time to time of up to 3,552,372 shares of our common stock by the selling stockholders named herein and up to 500,000 shares of common stock by us.

         We and the selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We will not receive any proceeds from sales of common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 8.

         Our common stock is listed for trading on the New York Stock Exchange under the symbol "SGK." On October 25, 2005, the last reported sale price of the common stock was $19.30 per share.

         Our corporate offices are located at 1695 River Road, Des Plaines, Illinois, 60018. Our telephone number at that address is (847) 827-9494.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 1 AND IN ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

         The date of this prospectus is     , 2005.

                                TABLE OF CONTENTS

About this Prospectus..........................................................i
Risk Factors...................................................................1
Cautionary Statement Regarding Forward-Looking Statements......................5
Business.......................................................................6
Use of Proceeds................................................................6
Selling Stockholders...........................................................7
Plan of Distribution...........................................................8
Legal Matters..................................................................9
Experts  ......................................................................9
Incorporation of Documents by Reference....................................... 9
Where You Can Find More Information...........................................10


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell up to 500,000 shares of common stock described in this prospectus and in any prospectus supplement in one or more offerings. In addition, the selling stockholders named herein may, from time to time, sell up to 3,552,372 shares of common stock described in this prospectus and in any prospectus supplement in one or more offerings. Each time we or a selling stockholder sells shares under this prospectus, we or the selling stockholder will be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder, if applicable, and the manner in which the securities are being offered. That prospectus supplement may include additional risk factors or other additional disclosure. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

         As used in this prospectus, the terms "we," "our," and "us" may, depending on the context, refer to Schawk, Inc., including our consolidated subsidiaries.

                            ------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                  RISK FACTORS

         You should carefully consider the risks described below, in addition to the other information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only ones we face. Additional risks described below under "Cautionary Statement Regarding Forward-Looking Statements" and other risks that are not currently known to us or that we currently do not consider to be material may also impair our business operations and financial condition.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

OUR BUSINESS IS SENSITIVE TO GENERAL ECONOMIC CONDITIONS. AN ECONOMIC DECLINE OR OTHER CIRCUMSTANCES THAT RESULT IN REDUCTIONS IN OUR CLIENTS' MARKETING AND ADVERTISING BUDGETS COULD NEGATIVELY IMPACT OUR SALES VOLUME AND REVENUES AND OUR ABILITY TO RESPOND TO COMPETITION OR TAKE ADVANTAGE OF BUSINESS OPPORTUNITIES.

         Our revenues are derived from many clients in a variety of industries and businesses, some of whose marketing and advertising spending levels can be cyclical in nature and subject to significant reductions based on changes in, among other things, general economic conditions. Our operating results may reflect our client's order patterns or the effects of economic downturns on their businesses. In addition, because we conduct our operations in a variety of markets, we are subject to economic conditions in each of these markets. Accordingly, general economic downturns or localized downturns in markets where we have operations could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

         Our quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, including:

         o        timing of the completion of particular projects or orders;

         o material reduction or cancellation of major projects or the loss of a major client;

         o        timing of new business;

         o        differences in order flows;

         o        sensitivity to general economic conditions;

         o        the health of the consumer products industry;

         o the relative mix of different types of work with differing margins;

         o costs relating to the expansion of operations, including costs to integrate current and future acquisitions;

         o        changes in interest costs and tax rates; and

         o costs associated with compliance with legal and regulatory requirements.

         Many of these factors are outside of our control. We believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. It is possible that, in certain future quarters, our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our common stock could decline.

WE ARE SUBJECT TO UNPREDICTABLE ORDER FLOWS.

         Our services and related business activity generally have been characterized by individual assignments from clients on a project-by-project basis rather than long-term contractual arrangements. Continued engagements for successive jobs are primarily dependent upon the client's satisfaction with services previously provided. While technological advances have enabled us to shorten considerably our production cycle to meet our clients' increasing speed-to-market demands, we may in turn receive less advance notice from our clients of upcoming projects. Although we have established long-standing relationships with many of our clients and believe our reputation for quality service is excellent, we are not able to predict with certainty the volume of our business even in the near future.

WE ARE DEPENDENT ON CERTAIN KEY CLIENTS.

         Our ten largest clients accounted for approximately 43% of our revenues in 2004 and 36% of revenues for the six months ended June 30, 2005. In 2004 and for the six months ended June 30, 2005, approximately 7% and 9%, respectively, of our total revenues came from our largest single client. While we seek to build long-term client relationships, revenues from any particular client can fluctuate from period to period due to such client's purchasing patterns. Any termination or significant disruption of our relationships with any of our principal clients could have a material adverse effect on our business, financial condition and results of operations.

OUR FOREIGN OPERATIONS ARE SUBJECT TO CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS THAT COULD HINDER US FROM TRANSFERRING FUNDS OUT OF A FOREIGN COUNTRY, DELAY OUR DEBT SERVICE PAYMENTS, CAUSE OUR OPERATING COSTS TO INCREASE AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         We have operations in twelve countries. For the six months ended June 30, 2005, consolidated net sales from operations outside North America were approximately $53 million, which represented approximately 18% of our consolidated net sales. As a result of our foreign operations, we are subject to certain risks which could disrupt our operations or force us to incur unanticipated costs and have an adverse effect on our ability to make payments on our debt obligations.

         Devaluations and fluctuations in currency exchange rates may affect our operating performance by impacting revenues and expenses outside of the U.S. due to fluctuations in currencies other than the U.S. dollar or where we translate into U.S. dollars for financial reporting purposes the assets and liabilities of our foreign operations conducted in local currencies.

         We are subject to various other risks associated with operating in foreign countries, such as the following:

         o        political, social and economic instability;

         o        war, civil disturbance or acts of terrorism;

         o taking of property by nationalization or expropriation without fair compensation;

         o        changes in government policies and regulations;

         o imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

         o imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

         o        hyperinflation in certain foreign countries; and

         o impositions or increase of investment and other restrictions or requirements by foreign governments.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

         We compete with other providers of digital graphic and creative imaging services. The market for such services is highly fragmented, with several national and many regional participants. We face, and will continue to face, competition in our business from many sources, including national and large regional companies, some of which have greater financial, marketing and other resources than we do. In addition, local and regional firms specializing in particular markets compete on the basis of established long-term relationships or specialized knowledge of such markets. The introduction of new technologies may create lower barriers to entry that may allow other firms to provide competing services.

         There can be no assurance that competitors will not introduce services or products that achieve greater market acceptance than, or are technologically superior to, our current service offerings. We cannot assure you that the Company will be able to continue to compete successfully or that competitive pressures will not adversely affect our business, financial condition and results of operations.

WE MAY ENCOUNTER DIFFICULTIES ARISING FROM ACQUISITIONS OR CONSOLIDATION
EFFORTS.

         During the past several years, we have invested, and in the future we intend to invest, a substantial amount of capital in acquisitions. Acquisitions involve numerous risks, including:

         o difficulty in assimilating the operations and personnel of the acquired company with our existing operations and realizing anticipated synergies;

         o the loss of key employees or key clients of the acquired company;

         o difficulty in maintaining uniform standards, controls, procedures and policies; and

         o unrecorded liabilities of acquired companies that we failed to discover during our due diligence investigations.

         We cannot assure you that we will realize the expected benefits from future acquisitions or that our existing operations will not be harmed as a result of any such acquisitions. In addition, the cost of unsuccessful acquisition efforts could adversely affect our financial performance. We have undertaken consolidation efforts in the past in connection with our acquisitions, and in connection with future acquisitions, we will likely undertake consolidation plans to eliminate duplicate facilities and to otherwise improve operating efficiencies. Any future consolidation efforts may divert the attention of management, disrupt our ordinary operations or those of our subsidiaries or otherwise adversely affect our financial performance.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR CURRENT OPERATIONS AND OUR ABILITY TO ACHIEVE CONTINUED GROWTH.

         We are highly dependent upon the continued service and performance of our senior management team and other key employees, in particular David A. Schawk, our President and Chief Executive Officer, A. Alex Sarkisian, our Chief Operating Officer, and James J. Patterson, our Chief Financial Officer. The loss of one or more of these officers may significantly delay or prevent the achievement of our business objectives. Although we generally have been successful in our recruiting efforts, we compete for qualified individuals with companies engaged in our business lines and with other technology, marketing and manufacturing companies. Accordingly, we may be unable to attract and retain suitably qualified individuals, and our failure to do so could have an adverse effect on our ability to implement our business plan. If, for any reason, these officers or key employees do not remain with us, our operations could be adversely affected until suitable replacements with appropriate experience can be found.

WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS MAY MAKE IT SUBSTANTIALLY MORE DIFFICULT OR EXPENSIVE FOR US TO PRODUCE OUR PRODUCTS AND SERVICES, WHICH COULD RESULT IN DECREASED SALES OR INCREASED COSTS, EITHER OF WHICH WOULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We are subject to risk of work stoppages and other labor relations matters, particularly in the U.S. and Canada where approximately 14% of our employees are unionized. Any prolonged work stoppage or strike at any one of our principal facilities could have a negative impact on our business, financial condition or results of operations.

WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS.

         We have and may in the future incur indebtedness in connection with our acquisition strategy or to fund our operations. Our current credit agreements contain covenants that in some cases restrict certain actions, such as our ability to incur additional indebtedness, dispose of assets or engage in certain types of mergers or acquisitions, and may impede our ability to implement our growth strategy. No assurances can be given that existing credit agreements will not restrict our growth strategy or that we will not in the future enter into agreements with our lenders that contain restrictive covenants that would have a similar effect.

WE REMAIN SUSCEPTIBLE TO RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE, INCLUDING RISKS BASED ON THE SERVICES WE PROVIDE AND MAY SEEK TO PROVIDE IN THE FUTURE AS A RESULT OF TECHNOLOGICAL CHANGES.

         We believe our ability to develop and exploit emerging technologies has contributed to our success and has demonstrated to our clients the value of using our services rather than attempting to perform these functions in-house or through lower-cost, reduced-service competitors. We believe our success also has depended in part on our ability to adapt our business as technology advances in our industry have changed the way graphics projects are produced. These changes include a shift from traditional production of images to offering more consulting and project management services to clients. Accordingly, our ability to grow will depend upon our ability to keep pace with technological advances and industry evolutions on a continuing basis and to integrate available technologies and provide additional services commensurate with client needs in a commercially appropriate manner. Our business may be adversely affected if we are unable to keep pace with relevant technological and industry changes or if the technologies that we adopt or services we promote do not receive widespread market acceptance.

VARIOUS SCHAWK FAMILY MEMBERS AND TRUSTS OWN A SIGNIFICANT INTEREST IN US AND MAY EXERCISE THEIR CONTROL IN A MANNER DETRIMENTAL TO YOUR INTERESTS.

         Various members of the Schawk family and their trusts currently control approximately 62% of the outstanding voting power of our company. Therefore, the Schawk family has the power to direct our affairs and is able to determine the outcome of substantially all matters required to be submitted to stockholders for approval, including the election of all our directors. In addition, Clarence
W. Schawk and David A. Schawk, members of the Schawk family, are directors of our company. We cannot assure you that members of the Schawk family will not exercise their control over us in a manner detrimental to your interests.

WE MAY BE SUBJECT TO LOSSES THAT MIGHT NOT BE COVERED IN WHOLE OR IN PART BY EXISTING INSURANCE COVERAGE. THESE UNINSURED LOSSES COULD RESULT IN SUBSTANTIAL LIABILITIES TO US THAT WOULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION.

         We carry comprehensive liability, fire and extended coverage insurance on all of our facilities, and other specialized coverages, including errors and omissions coverage, with policy specifications and insured limits customarily carried for similar properties and purposes. There are certain types of risks and losses, however, such as losses resulting from wars or acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could incur significant liabilities, and if such loss affects property we own, we could lose capital invested in that property or the anticipated future revenues derived from the activities conducted at that property, while remaining liable for any lease or other financial obligations related to the property. In addition to substantial financial liabilities, an uninsured loss or a loss that exceeds our coverage could adversely affect our ability to replace property or capital equipment that is destroyed or damaged, and our productive capacity may diminish.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained or incorporated by reference herein that relate to our beliefs or expectations as to future events are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend any such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1999. Although we believe that the assumptions upon which such forward-looking statements are based are reasonable within the bounds of our knowledge of our business and operations, we give no assurance that the assumptions will prove to be correct, and undue reliance should not be placed on such statements. Important factors that could cause actual results to differ materially and adversely from our expectations and beliefs include, among other things,

         o higher than expected costs or unanticipated difficulties associated with integrating the acquired operations of Winnetts and Seven Worldwide,

         o higher than expected costs associated with compliance with legal and regulatory requirements,

         o the strength of the United States economy in general and specifically market conditions for the consumer products industry,

         o        the level of demand for our services,

         o        loss of key management and operational personnel,

         o        our ability to implement our growth strategy,

         o        the stability of state, federal and foreign tax laws,

         o our skill in identifying and exploiting industry trends and exploiting technological advances in the imaging industry,

         o        the ability to implement restructuring plans,

         o the stability of political conditions in other countries in which the we have production and services capabilities,

         o terrorist attacks, wars, diseases and other geo-political events, and other factors detailed in our filings with the Securities and Exchange Commission.

         We assume no obligation to update publicly any of these statements in light of future events.

                                    BUSINESS

         We are a leading independent provider of digital imaging graphic services to the global consumer products packaging, retail, point of sale, advertising, entertainment and promotional markets. We provide clients, at their option, access to a fully integrated or modular set of products and services on a global or local basis. We have been in operation since 1953 and are incorporated under the laws of the State of Delaware. We presently have operations in North America (U.S., Canada and Mexico), Asia (Singapore, China, Japan, Thailand and Malaysia), Europe (United Kingdom, Belgium and Spain), India and Australia.

         Our services include brand strategy, creative design, tactical design and adaptive design. Our services also include both digital and analog image database archival and management as well as 3D imaging for package design, large format printing, digital photography, workflow management consulting services, and various related outsourcing and graphics arts consulting services. Our facilities produce conventional, electronic and desktop color separations, creative design, art production, electronic retouching, conventional and digital plate making and digital press proofs. We have particular expertise in preparing color images for high volume print production runs of consumer products packaging. We function as a vital interface between our Fortune 1000 consumer products clients, their creative designers and their converters or printers in assuring the production of consistent, high quality packaging materials in increasingly shorter turnaround and delivery times.

                                USE OF PROCEEDS

         3,552,372 shares of common stock offered hereby are being registered for resale by the selling stockholders identified in this prospectus under "Selling Stockholders" and 500,000 shares are being registered for sale by us. We will not receive any proceeds from the sale of shares by the selling stockholders. Except as otherwise described in any applicable prospectus supplement, we may use the net proceeds from any sale of the securities offered and sold by us to pursue further growth opportunities, reduce indebtedness and for general corporate purposes.

                              SELLING STOCKHOLDERS

         The shares that may be offered and sold from time to time by the selling stockholders were originally issued and sold by us in connection with a Stock Purchase Agreement among us, Seven Worldwide, Inc., KAGT Holdings, Inc. and the stockholders of KAGT Holdings, Inc., dated as of December 17, 2004. We issued the shares pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereunder. We are registering the shares owned by the selling stockholders and covered by this prospectus pursuant to a Registration Rights Agreement, dated as of January 31, 2005, among us, certain of our principal stockholders and certain former stockholders of KAGT Holdings, Inc.

         The following table sets forth:

         o the names of the selling stockholders who have requested that their shares be included in this registration statement;

         o the number of shares of common stock that are owned by each of the selling stockholders prior to the offering; and

         o the number of shares of common stock that are being offered by the selling stockholders.

         Unless set forth in the following table or the footnotes thereto, to our knowledge, none of the selling stockholders has or in the last three years has had any material relationship with us or any of our predecessors or affiliates. The selling stockholders may sell some, all or none of their shares, and we do not know how long the selling stockholders will hold the shares before selling them. The number of shares each may offer under this prospectus and any supplement to this prospectus may be reduced if marketing factors require a limitation of the amount of securities sold in connection with an underwritten offering under this prospectus and any supplement to this prospectus. Ownership is based upon information provided by each respective selling stockholder and schedules 13G and other public documents filed with the SEC.


                                                                                           NUMBER OF SHARES OF
                                      NUMBER OF SHARES OF                                   COMMON STOCK TO BE
                                      COMMON STOCK OWNED          NUMBER OF SHARES           OWNED AFTER THIS
               NAME                     BEFORE OFFERING            BEING OFFERED               OFFERING(1)
Kohlberg Investors IV, L.P(2).....           992,022                    992,022                    0
Kohlberg TE Investors IV,
   L.P.(2)........................         1,191,341                  1,191,341                    0
Kohlberg Offshore Investors
   IV, L.P.(2)....................            90,743                     90,743                    0
Kohlberg Partners IV, L.P.(2).....           750,037                    750,037                    0
KOCO Investors IV, L.P.(2)........            19,877                     19,877                    0
Silver Point Capital Fund, L.P. ..            36,528                     36,528                    0
Silver Point Capital Offshore
   Fund, Limited..................            85,233                     85,233                    0
Hudson River Co-Investment
   Fund, L.P. ....................           304,402                    304,402                    0
VO III, LLC.......................            82,189                     82,189                    0
                                           ---------                  ---------
   Total..........................         3,552,372                  3,552,372                    --
                                           =========                  =========
---------------------

(1)     Assumes the sale of all shares offered in this prospectus.

                                       7

(2) Kohlberg Management IV, L.L.C. is the sole general partner of each of Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P., Kohlberg Partners IV, L.P. and KOCO Investors IV, L.P. One of the members of Kohlberg Management IV, L.L.C., Christopher Lacovara, is a member of our board of directors.

                              PLAN OF DISTRIBUTION

         We are registering 500,000 shares of common stock covered by this prospectus for sale by us and 3,552,372 shares for resale by the selling stockholders; however, the registration does not necessarily mean that we or the selling stockholders will offer and sell any of such shares. The term "selling stockholders" as used in this section of the prospectus refers to the selling stockholders listed above, or their pledgees, donees, transferees, or any of their successors in interest.

         Such shares of common stock may be sold from time to time directly by us or by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. If shares of the common stock are sold through underwriters, broker-dealers or agents, responsibility for underwriting discounts or commissions or agent's commissions will be borne by the party on whose behalf the shares are being offered and sold. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

         o through the New York Stock Exchange or on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale,

         o        in the over-the-counter market,

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market, such as in privately negotiated transactions, or

         o        through the writing of options.

         In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

         The selling stockholders may select broker-dealers to sell their shares. Broker-dealers that the selling stockholders engage may arrange for other broker-dealers to participate in selling such shares. The selling stockholders may give such broker-dealers commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with such sales, these broker-dealers, any other participating broker-dealers, and the selling stockholders and certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. In no event will any distribution of the shares of common stock covered by this prospectus take the form of an underwritten offering without our prior agreement. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of such selling stockholder's shares offered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) or (c) under the Securities Act, disclosing facts material to the transaction.

                                 LEGAL MATTERS

         The validity of the common stock to be offered by this prospectus is being passed on for us by Vedder, Price, Kaufman & Kammholz, P.C. John T. McEnroe, one of our directors, is also a shareholder of Vedder, Price, Kaufman & Kammholz, P.C.

                                    EXPERTS

         The consolidated financial statements of Schawk, Inc. appearing in the Schawk, Inc. Form 10-K at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Seven Worldwide Holdings, Inc. (formerly known as KAGT Holdings Inc.), as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the periods October 10, 2003 through December 31, 2003, and June 2, 2003 through October 9, 2003, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Schawk, Inc. filed on April 18, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the Company's acquisition by Schawk, Inc.), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Seven Worldwide, Inc. (formerly known as Applied Graphics Technologies, Inc.), as of October 9, 2003 and December 31, 2002 and for the period January 1, 2003 to October 9, 2003 and the year ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Schawk, Inc. filed on April 18, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion with explanatory paragraphs on the adoption of the non-amortization and impairment provisions for goodwill and the presentation of the broadcast media distribution services business as a discontinued operation), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are incorporated by reference into this prospectus:

         o our annual report on Form 10-K for the year ended December 31, 2004;

         o our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

         o our Proxy Statement on Schedule 14A for our 2005 annual meeting of stockholders;

         o our current reports on Form 8-K filed on January 6, 2005, February 2, 2005, April 18, 2005 and June 6, 2005; and

         o the description of our common stock contained in our Registration Statement on Form 8-A filed on November 21, 1986.

         All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

         The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us. The reports, proxy and information statements, and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

         We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).

Such requests should be directed to Christine Pecucci, Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, telephone number (847) 827-9494.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee..........................       $  9,297
Legal fees and expenses.......................       $ 60,000
Accounting fees and expenses..................       $ 20,000
Printing and related expenses.................       $ 15,000
Transfer agent fees and expenses..............       $  5,000
Miscellaneous expenses........................       $  5,000
                                                     --------
   Total......................................       $114,297
                                                     ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation, as amended, provides that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify under Delaware law.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors' monetary liability for breach of fiduciary duty except in certain circumstances. The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

         The Company maintains a $5 million directors and officers liability insurance policy that insures the Company's directors and officers against liability that they may incur as a result of actions taken in such capacities.

ITEM 16.  EXHIBITS.

         The following is a list of all exhibits filed as part of this Registration Statement, including those incorporated by reference.

        EXHIBIT
         NUMBER                   DESCRIPTION
        --------  --------------------------------------------------------------

         1.1      Form of Underwriting Agreement.*
         4.1 Certificate of Incorporation of Schawk, Inc., as amended (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-2 (No.333-39113)).
         4.2 Bylaws of Schawk, Inc., as amended (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-2 (No.333-39113)).
         4.3 Form of Class A Common Stock Certificate of Schawk, Inc. (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (No. 33-85152)).
         5.1      Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
         23.1 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
         23.2     Consent of Ernst & Young LLP.
         23.3     Consent of Deloitte & Touche LLP.
         23.4     Consent of Deloitte & Touche LLP.
         24.1 Powers of Attorney (included in the signature page to the registration statement).
---------------------
* To be filed by post-effective amendment or Current Report on Form 8-K, if necessary.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on this 25th day of October, 2005.

                                    SCHAWK, INC.
                                    (REGISTRANT)


                                    By:    /s/ A. Alex Sarkisian
                                       -----------------------------------------
                                    Name:  A. Alex Sarkisian
                                    Title: Executive Vice President and Chief
                                           Operating Officer


         Each person whose signature appears below hereby severally constitutes, appoints and authorizes David A. Schawk, A. Alex Sarkisian and James J. Patterson, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for such person and in such person's name, place and stead, and in any and all capacities to sign and execute any and all amendments (including pre-effective amendments and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby granted to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 NAME                                           TITLE                                   DATE
                 ----                                           -----                                   ----
/s/ Clarence W. Schawk
------------------------------------                    Chairman of the Board                     October 25, 2005
Clarence W. Schawk


/s/ David A. Schawk
------------------------------------       President, Chief Executive Officer and Director        October 25, 2005
David A. Schawk                                     (principal executive officer)


/s/ A. Alex Sarkisian
------------------------------------      Executive Vice President, Chief Operating Officer       October 25, 2005
A. Alex Sarkisian                                            and Director


/s/ James J. Patterson
------------------------------------      Senior Vice President and Chief Financial Officer       October 25, 2005
James J. Patterson                                 (principal financial officer and
                                                    principal accounting officer)


/s/ John T. McEnroe
------------------------------------                           Director                           October 25, 2005
John T. McEnroe


/s/ Leonard S. Caronia
------------------------------------                           Director                           October 25, 2005
Leonard S. Caronia


                 NAME                                           TITLE                                   DATE
                 ----                                           -----                                   ----

/s/ Judith W. McCue
------------------------------------                           Director                           October 25, 2005
Judith W. McCue


/s/ Hollis W. Rademacher
------------------------------------                           Director                           October 25, 2005
Hollis W. Rademacher


/s/ Christopher Lacovara
------------------------------------                           Director                           October 25, 2005
Christopher Lacovara


                                INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                   DESCRIPTION
        --------  --------------------------------------------------------------

         1.1      Form of Underwriting Agreement.*
         4.1 Certificate of Incorporation of Schawk, Inc., as amended (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-2 (No.333-39113)).
         4.2 Bylaws of Schawk, Inc., as amended (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-2 (No.333-39113)).
         4.3 Form of Class A Common Stock Certificate of Schawk, Inc. (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (No. 33-85152)).
         5.1      Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
         23.1 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
         23.2     Consent of Ernst & Young LLP.
         23.3     Consent of Deloitte & Touche LLP.
         23.4     Consent of Deloitte & Touche LLP.
         24.1 Powers of Attorney (included in the signature page to the registration statement).
---------------------
* To be filed by post-effective amendment or Current Report on Form 8-K, if necessary.